Filed pursuant to Rule 424(b)(3)
Registration No. 333-227448
and Registration No. 333-227794

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated October 12, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Common Shares

This Prospectus Supplement No. 7 (this "Prospectus Supplement") amends and supplements our Prospectus dated October 12, 2018, as previously supplemented (the "Prospectus"), which form a part of our Registration Statement (our "Registration Statement") on Form F-1 (Registration Nos. 333-227448 and 333-227794). This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the public offering of common shares issuable upon the exercise of warrants, pre-funded warrants and underwriter’s warrants issued in the public offering of securities which closed on October 16, 2018.

This Prospectus Supplement includes information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on November 21, 2018. The Report, as filed, is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________

The date of this Prospectus Supplement is November 21, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2018.

Commission File Number: 000-53805

Intellipharmaceutics International Inc.
(Translation of registrant's name into English)

30 WORCESTER ROAD TORONTO, ONTARIO M9W 5X2
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F [ x ]   Form 40-F [  ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ___

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ___

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's “home country”), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

This Report of Foreign Private Issuer on Form 6-K and the attached exhibit 99.1 shall be incorporated by reference into the Company's effective Registration Statements on Form F-3, as amended and supplemented (Registration Statement Nos. 333-172796 and 333-218297), filed with the Securities and Exchange Commission, from the date on which this Report is filed, to the extent not superseded by documents or reports subsequently filed or furnished by Intellipharmaceutics International Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Intellipharmaceutics International Inc. (Registrant) /s/ Andrew Patient
Date: November 21, 2018	Andrew Patient Chief Financial Officer

EXHIBIT LIST

Exhibit	Description
99.1	News Release dated November 21, 2018 - Intellipharmaceutics Reports Exclusive Supply Agreement for its Abuse-Deterrent Oxycodone ER Product Candidate and Four Generic Drug Products in the Philippines

EXHIBIT 99.1

Intellipharmaceutics Reports Exclusive Supply Agreement for its Abuse-Deterrent Oxycodone ER Product Candidate and Four Generic Drug Products in the Philippines

Toronto, Ontario, November 21, 2018 Intellipharmaceutics International Inc. (Nasdaq and TSX:IPCI) ("Intellipharmaceutics" or the "Company"), a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs, today announced it has entered into an exclusive licensing and distribution agreement for its abuse resistant Oxycodone ER product candidate and four generic drug products with a pharmaceutical distributor in the Philippines.

“Our supply agreement in the Philippines is another step forward in Intellipharmaceutics’ goal to impact the global opioid market,” commented Dr. Isa Odidi, CEO of Intellipharmaceutics. “We are doubly excited to combine this milestone with the opportunity to further monetize our pipeline of U.S. FDA approved generics in a region with a population of over 100 million people.”

A Philippines based pharmaceutical distributor has been granted the exclusive right, subject to regulatory approval, to import and market Intellipharmaceutics’ first novel drug formulation, abuse-deterrent Oxycodone ER, in the Philippines. Additionally, this distributor has been granted, subject to regulatory approval, the exclusive right to import and market the Company’s generic Seroquel XR®, Focalin XR®, Glucophage® XR, and Keppra XR® in the Philippines.

Under the terms of the agreement, the distributor will be required to purchase a minimum yearly quantity of all products included in the agreement and Intellipharmaceutics will be the exclusive supplier of said products.

The Philippines has a population of approximately 104.9 million people.

The Company's new drug application ("NDA") for an abuse-deterrent version of Oxycodone ER was accepted for filing by the U.S. Food and Drug Administration ("FDA") in February 2017. As previously reported in October 2018, the Company announced it had completed the clinical portion of its Category 2 and 3 human abuse liability studies for its Oxycodone ER product candidate to support its abuse-deterrent label claims for both the oral and intranasal route of administration. Bioanalytical samples and statistical analysis for such studies are pending. An update on the results will be provided once the analysis is complete.

The multi-year agreement with the distributor is subject to early termination. Financial terms of the agreement have not been disclosed.

There can be no assurance as to when or if any of our products or product candidates will receive regulatory approval for sale in the Philippines or that, if so approved, any such products will be successfully commercialized there and produce significant revenues for the Company. Moreover, there can be no assurance that Intellipharmaceutics will not be required to conduct further studies for Oxycodone ER, that the FDA will approve any of the Company's requested abuse-deterrent label claims or that the FDA will ultimately approve the NDA for the sale of Oxycodone ER in the U.S. market, or that it will ever be successfully commercialized.

About Intellipharmaceutics

Intellipharmaceutics International Inc. is a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. The Company's patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to a wide range of existing and new pharmaceuticals. Intellipharmaceutics has developed several drug delivery systems based on this technology platform, with a pipeline of products (some of which have received FDA approval) in various stages of development. The Company has abbreviated new drug application (“ANDA”) and NDA 505(b)(2) drug product candidates in its development pipeline. These include the Company’s Oxycodone ER based on its proprietary nPODDDS™ novel Point Of Divergence Drug Delivery System (for which an NDA has been filed with the FDA), and Regabatin™ XR (pregabalin extended-release capsules).

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this document constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or “forward-looking information” under the Securities Act (Ontario). These statements include, without limitation, statements expressed or implied regarding our expectations regarding our plans, goals and milestones, status of developments or expenditures relating to our business, plans to fund our current activities, and statements concerning our partnering activities, health regulatory submissions, strategy, future operations, future financial position, future sales, revenues and profitability, projected costs and market penetration and risks or uncertainties related to our ability to realize any benefits from our recent reverse stock split and our ability to comply with the Nasdaq and TSX continued listing standards. In some cases, you can identify forward-looking statements by terminology such as “appear”, “unlikely”, “target”, "may", "will", "should", "expects", "plans", "plans to", "anticipates", "believes", "estimates", "predicts", "confident", "prospects", "potential", "continue", "intends", "look forward", "could", “would”, “projected”, “goals”, “set to”, “seeking” or the negative of such terms or other comparable terminology. We made a number of assumptions in the preparation of our forward-looking statements. You should not place undue reliance on our forward-looking statements, which are subject to a multitude of known and unknown risks and uncertainties that could cause actual results, future circumstances or events to differ materially from those stated in or implied by the forward-looking statements. Risks and uncertainties relating to us and our business can be found in the "Risk Factors" section of our latest annual information form, our latest Form 20-F, and our latest Form F-1 and Form F-3 (including any documents forming a part thereof or incorporated by reference therein), as amended, as well as in our reports, public disclosure documents and other filings with the securities commissions and other regulatory bodies in Canada and the U.S., which are available on www.sedar.com and www.sec.gov. The forward-looking statements reflect our current views with respect to future events and are based on what we believe are reasonable assumptions as of the date of this document and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Trademarks used herein are the property of their respective holders.

Unless the context otherwise requires, all references to "we," "us," "our," "Intellipharmaceutics," and the "Company" refer to Intellipharmaceutics International Inc. and its subsidiaries.

CONTACT INFORMATION

Company Contact:
Intellipharmaceutics International Inc.
Andrew Patient
Chief Financial Officer
416.798.3001 ext. 106
investors@intellipharmaceutics.com

Investor Contact:
ProActive Capital
Kirin Smith
646.863.6519
ksmith@pcgadvisors.com